SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. _____)

                               SMITH MIDLAND CORP
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    832156103
                                 (CUSIP Number)

                                 April 25, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |X| Rule 13d-1(c)

      |_| Rule 13d-1(d)

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Rolland A. Adkins
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           250,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         250,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,000
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     255,000
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.7%
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12.  TYPE OF REPORTING PERSON*

     IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of issuer:

            SMITH MIDLAND CORP.

Item 1(b).  Address of issuer's principal executive offices:

            5119 Catlett Rd., Midland, VA 22728

Item 2(a).  Names of person filing:

            Rolland A. Adkins

Item 2(b).  Address of principal business office:

            42443 County Road 1, Rice, MN 56367-9599

Item 2(c).  Citizenship:

            United States of America

Item 2(d).  Title of class of securities:

            Common Stock

Item 2(e).  CUSIP No.:

            832156103

Item 3. If this statement is filed pursuant to Secs. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o);

            (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);

            (c) |_| Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c);

            (d) |_| Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e) |_| An investment adviser in accordance with Sec.
                    240.13d-1(b)(1)(ii)(E);

            (f) |_| An employee benefit plan or endowment fund in accordance
                    with Sec. 240.13d-1(b)(1)(ii)(F);

            (g) |_| A parent holding company or control person in accordance
                    with Sec. 240.13d-1(b)(ii)(G);

            (h) |_| A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) |_| A church plan that is excluded from the definition of an
                    investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) |_| Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            (a) Amount beneficially owned: 255,000

            (b) Percent of class: 5.7%

            (c) Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote: 250,000

            (ii) Shared power to vote or to direct the vote: 5,000

            (iii) Sole power to dispose or to direct the disposition of: 250,000

            (iv) Shared power to dispose or to direct the disposition of: 5,000


Item 5.     Ownership of 5 percent or Less of a Class:  N/A

            If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6.     Ownership of More than 5 Percent on Behalf of Another Person.  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. N/A

Item 8.     Identification and Classification of Members of the Group.  N/A

Item 9.     Notice of Dissolution of Group.  N/A

Item 10.    Certifications

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 19, 2005

                                        s/ Rolland A. Adkins
                                        ----------------------------------------
                                        Signature


                                        Rolland A. Adkins
                                        ----------------------------------------
                                        Name/Title